Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
512.527.2921	415.828.8298
investor@valance.com	jeff@blueshirtgroup.com

Valence Technology Reports Fiscal Fourth Quarter and Full Year 2011
Financial Results and Business Highlights
185% Annual Revenue Growth over Full Year 2010

AUSTIN, Texas, May 25, 2011 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based developer and manufacturer of advanced energy storage solutions today reported financial results for its  fiscal fourth quarter and fiscal year ended March 31, 2011.

     Highlights – Fiscal 2011 Compared to Fiscal 2010:

●   Revenue increased 185% to $45.9 million, compared to $16.1 million in FY 2010

●   Gross Margin increased to 21%, up from 12%.

●   Operating loss narrowed to $9.0 million, compared to a loss of $17.8 million.

●   Net loss available to common shareholders narrowed to $12.9 million, or $0.09. per share, compared to a loss of $23.2 million, or $0.18 per share.

     Highlights - Fiscal Fourth Quarter 2011 Compared to Fiscal Fourth Quarter 2010:

●   Revenue was $13.9 million compared to $3.9 million.

●   Gross margin improved to 21% compared to 12%.

●   Operating expenses were $4.4 million compared to $4.6 million.

●   Operating loss narrowed to $1.5 million compared to a loss of $4.2 million.

●   Net loss available to common shareholders was $2.5 million, or $0.01 per share, compared to a loss of $5.1 million, or $0.04 per share.

As expected, fourth quarter fiscal 2011 revenue increased compared to the same period last year, due to higher sales to existing and new customers. Total operating expenses decreased in the 2011 fiscal fourth quarter by $200,000, primarily due to lower general and administrative expenses.

Executive Commentary

"We are obviously pleased with our revenue growth. Looking to the future, it is very important to note that with years of "product on-the-road" and other experience we continued to improve our business fundamentals and follow our common sense business plan," said Robert L. Kanode, president and chief executive officer of Valence Technology. "We believe our lithium phosphate technology and strong patent portfolio are increasingly being viewed as a viable product combination in numerous applications. Simply stated, we are approaching the market with a wide variety of products and services, coupled with the flexibility we need to service numerous worldwide customers in various markets.”

Business Outlook

Valence expects fiscal first quarter 2012 revenue to be in the range of $8.5 million to $10.5 million. This represents an increase of 52% to 87% respectively over the first quarter of last year. Down from the prior quarter of $13.9M, our Q1 guidance includes no Smith revenue. However, given that we have several million dollars of Smith business in our backlog, upside to our Q1 guidance does exist. Until we can better gauge the impact of Smith's dual sourcing decision on shipment timing, we feel it is prudent to exclude any Smith business from our Q1 guidance at this time. As previously stated, we anticipate supplying a significant volume of product to Smith during FY2012, including, but not limited to, all of the batteries utilized by Smith’s UK operations.

Conference Call and Webcast

Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its fourth quarter and fiscal year 2011 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153. No passcode is required. The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CT on May 25, 2011, through 6:30 p.m. CT on June 29, 2011. To access the replay, please dial (800) 642-1687 and enter conference passcode 64371918. Callers outside the United States and Canada can access the replay by dialing (706) 645-9291 and entering the conference passcode mentioned above.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world’s most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.” For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding continuing to improve our business fundamentals, our lithium phosphate technology and strong patent portfolio being increasingly viewed as a viable product combination, our ability to service numerous customers in various markets, our FY2012 first quarter revenue guidance, and including our statement regarding our business, backlog, and significant volume of product with Smith. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments, and compete effectively in the marketplace; the possibility that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general, and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base; the effects of competition; and the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

Copyright Business Wire 2011

- more -
{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2011	March 31, 2010
ASSETS
Cash	$2,915	$3,172
Accounts Receivable	13,615	2,832
Inventory	12,491	5,597
Prepaids and Other Current Assets	2,661	1,557
Total Current Assets	31,682	13,158

Fixed Assets and Other Long Term Assets	4,335	4,931

Total Assets	$36,017	$18,089

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$9,150	$1,815
Accrued Expenses	6,063	4,566
Short Term Debt	10,686	19,853
Total Current Liabilities	25,899	26,234

Long Term Debt and Other Liabilities	65,342	62,360
Total Liabilities	91,241	88,594

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(63,834)	(79,115)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$36,017	$18,089

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Tweleve Months Ended
	March 31,		March 31,

	2011	2010	2011	2010

Total Revenues	$13,905	$3,903	$45,882	$16,080

Cost of Sales	10,976	3,450	36,446	14,093

Gross Margin	2,929	453	9,436	1,987

Operating Expenses	4,449	4,619	18,437	19,797

Operating Loss	(1,520)	(4,166)	(9,001)	(17,810)

Net Loss Available to Common Stockholders	$(2,535)	$(5,128)	$(12,857)	$(23,188)

Net Loss Per Share Available to Common Stockholders	$(0.01)	$(0.04)	$(0.09)	$(0.18)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted	152,890	129,397	141,655	126,211

5